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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(CHECK ONE): [X] FORM 10-K   [ ] FORM 20-F   [ ] FORM 11-K   [ ] FORM 10-Q
             [ ] FORM 10-D   [ ] FORM N-SAR  [ ] FORM N-CSR

                  FOR PERIOD ENDED: DECEMBER 31, 2008
                                    -----------------

                  [ ] TRANSITION REPORT ON FORM 10-K
                  [ ] TRANSITION REPORT ON FORM 20-F
                  [ ] TRANSITION REPORT ON FORM 11-K
                  [ ] TRANSITION REPORT ON FORM 10-Q
                  [ ] TRANSITION REPORT ON FORM N-SAR

                  FOR THE TRANSITION PERIOD ENDED:  NOT APPLICABLE

 READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM... PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

================================================================================

PART I - REGISTRANT INFORMATION


Westmoore Holdings, Inc.
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable


339 North Highway 101
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)


Solana Beach, CA 92075
________________________________________________________________________________
City, State and Zip Code


PART II - RULES 12-B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25 (b), the following should be completed. (Check box if all of the following are appropriate) [X]

         (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25-(c) has been attached if applicable.
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PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

THE REGISTRANT NEEDS ADDITIONAL TIME TO COMPLETE DISCLOSURE ITEMS AND TO REVIEW BY PROFESSIONAL ADVISORS.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to his notification:

          Matthew Jennings                (714)                   998-4425
          ----------------                -----                   --------
               (Name)                  (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 and 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                 [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                             WESTMOORE HOLDINGS, INC
                 -----------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 31, 2009                  By: /s/Matthew Jennings
                                             -------------------
                                             Matthew Jennings, President & CEO